Investor Contact: Dave Crawford
Halyard Health, Inc.
470-448-5177
Investor.Relations@HYH.com

Media Contact: Robin Keegan
Halyard Health, Inc.
470-448-5198
Robin.Keegan@HYH.com
Halyard Health, Inc. Announces Sale of S&IP Business to Owens & Minor, Inc. for $710 million
Accelerates Halyard’s Transformation to a Focused Medical Devices Company
Creates Shareholder Value Immediately and Over Time
Enables Growth Focused on Existing Markets and Attractive Adjacencies

ALPHARETTA, Ga., Nov. 1, 2017 - Halyard Health, Inc. (NYSE: HYH) today announced it has entered into a definitive agreement with Owens & Minor, Inc. to sell its Surgical and Infection Prevention (“S&IP”) business for $710 million. S&IP provides healthcare supplies and solutions that target the prevention of healthcare-associated infections.

The divestiture of the S&IP business accelerates Halyard’s transformation into a pure-play medical devices business, with market leading positions in its core franchises of pain management and chronic care. As a growth-oriented business with a singular focus on devices, the company will be well positioned to succeed in its higher growth and higher margin categories. Halyard will benefit from a more simplified structure, enhanced management focus and significant firepower to invest in growth. The company will pursue a dual-track growth strategy through R&D and M&A, with a focus on maintaining and extending its leadership positions in its core franchises and expanding into attractive adjacencies.

“This transaction represents a natural evolution and is a milestone moment for both of our businesses. It accelerates our transformation to becoming a pure-play medical devices company and provides significant resources to accelerate our growth,” stated Joe Woody, Halyard chief executive officer. “The S&IP business and its employees will have an exciting future as part of Owens & Minor - an ideal buyer with strong expertise in marketing and distributing these products in our major markets.”

“This divestiture will begin the next chapter for our company, one that is defined by a high-performance culture focused on developing innovative solutions for our customers and addressing our industry’s most pressing healthcare needs,” Woody concluded.

“We have enjoyed a strong relationship with Halyard as one of their largest customers,” said P. Cody Phipps, chairman, president & chief executive officer of Owens & Minor. “This transaction is value creating, and we look forward to welcoming Halyard’s talented teammates and global capabilities to the Owens & Minor family.”

Sale of the S&IP Business

The purchase price of $710 million also includes the Halyard Health brand and the company’s current information technology platform. The company has initiated a rebranding process and development of a new information technology platform.

Halyard’s remaining business is expected to undergo a phased restructuring to address dis-synergies and corporate costs associated with the divestiture. The company expects these dis-synergies to be eliminated through a multi-year transformation.

Halyard will provide information technology and other transition services to Owens & Minor for at least one year after closing as they integrate the S&IP business into their ownership. Transition services will also be provided by Owens & Minor to Halyard.

Use of Proceeds

Management will evaluate options for use of the proceeds, with the objective of maximizing balance sheet flexibility for future internal investment and M&A.

Halyard will provide more detail on the capital allocation framework at the time of close.

Closing and Advisors

The transaction is subject to regulatory approval and other customary closing conditions and is expected to close in first quarter 2018. The company will continue to be headquartered in Alpharetta, Ga.

Deutsche Bank Securities Inc. acted as financial advisors and Alston & Bird LLP as legal advisors to Halyard in connection with this transaction.

Third Quarter Performance and Updated Full-Year Guidance

Halyard today separately announced its third quarter 2017 results. The earnings press release is available on the company’s website https://halyardhealth.investorroom.com.

As a result of performance year-to-date, the company is raising its full-year adjusted diluted earnings per share outlook to $2.03 to $2.13 from $1.85 to $2.05. The transaction is expected to close in the first quarter 2018, and will therefore have no impact on 2017 adjusted diluted earnings per share guidance. The company intends to provide 2018 guidance at the time of its fourth quarter conference call.

Conference Call Webcast

Halyard Health, Inc. will host a conference call today at 9 a.m. ET. The conference call can be accessed live over the internet at https://halyardhealth.investorroom.com or via telephone by dialing 877-240-5772 in the United States. A replay of the call will be available at noon ET today by calling 877-344-7529 in the United States and entering passcode 10113544. A webcast of the call will also be archived in the Investors section on the Halyard website.

About Halyard Health, Inc.
Halyard Health Inc. (NYSE: HYH) is a medical technology company focused on eliminating pain, speeding recovery and preventing infection for healthcare providers and their patients. Headquartered in Alpharetta, Georgia,

Halyard is committed to addressing some of today's most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery and preventing healthcare-associated infections. Halyard's business segments - Medical Devices and Surgical and Infection Prevention (S&IP) - develop, manufacture and market clinically superior solutions that improve medical outcomes and business performance in more than 100 countries.

For more information, visit www.halyardhealth.com.

Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “ estimate”, “anticipate”, “plan”, or “continue” and similar expressions, among others. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-K and Quarterly Reports on Form 10-Q.